Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 filed by Yadkin Financial Corporation pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our reports dated March 13, 2015, with respect to the consolidated financial statements of Yadkin Financial Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

March 7, 2016